Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Plymouth Industrial REIT, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common stock, $0.01 par value per share: Plymouth Industrial REIT, Inc. and Plymouth Industrial OP, LP Fourth Amended and Restated 2014 Incentive Award Plan	(1)	Other	500,000	$16.12	$8,060,000.00	0.0001531	$1,233.99

Total Offering Amounts:							$8,060,000.00		1,233.99
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$1,233.99

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Offering Note(s)

(1)	Represents additional shares of common stock, $0.01 par value per share (“Common Stock”), of Plymouth Industrial REIT, Inc. (the “Company”) reserved for issuance under the Company’s Fourth Amended and Restated 2014 Incentive Award Plan (as amended, the “Fourth Amended Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an additional indeterminate amount of shares to be offered or sold pursuant to the Fourth Amended Plan and shares that may become issuable under the Fourth Amended Plan by reason of certain corporate transactions or events, including any share dividend, share split, recapitalization or any other similar adjustment of the outstanding Common Stock.

The price set forth under the column titled “Proposed Maximum Offering Price Per Unit” represents the average of the high and the low prices per share of Common Stock as reported on the New York Stock Exchange on July 9, 2025.

The registration fee has been computed in accordance with Rule 457(c) and (h) under the Securities Act.